Press Release 25 June 2026

Exhibit 99.1

James Hardie Announces Redemption of Senior Unsecured Notes

James Hardie Industries plc (NYSE/ASX: JHX) ("James Hardie" or the "Company"), a leading provider of exterior home and outdoor living solutions, today announced that James Hardie International Finance Designated Activity Company, its wholly-owned subsidiary, redeemed on June 25th, 2026 (the “Redemption Date”) its US$400 million aggregate principal amount 5.00% Senior Unsecured Notes due 2028 (the “Notes”) (ISIN USG4253KAB01/ISIN US47032FAB58). The redemption price for the Notes is equal to 100% of principal amount of the Notes redeemed, plus any accrued and unpaid interest thereon to, but excluding, the Redemption Date.
On and after the Redemption Date, the Notes will no longer be deemed outstanding and interest will no longer accrue on the Notes. Payment of the redemption price for the Notes was made through the facilities of Deutsche Bank Trust & Agency Operations.
For the purposes of ASX Listing Rule 15.5, James Hardie confirms that this document has been authorised for release to the market by Aoife Rockett, Company Secretary.

About James Hardie
James Hardie Industries plc (NYSE: JHX; ASX: JHX) is the industry leader in exterior home and outdoor living solutions, with a portfolio that includes fiber cement, fiber gypsum, and composite and PVC decking and railing products. Products offered by James Hardie are engineered for beauty, durability, and climate resilience, and include trusted brands like Hardie®, TimberTech®, AZEK® Exteriors, Versatex®, fermacell® and StruXure®. With a global footprint, the James Hardie portfolio is marketed and sold throughout North America, Europe, and the Asia-Pacific region. James Hardie Industries plc is a limited liability company incorporated in Ireland with its registered office at 1st Floor, Block A, One Park Place, Upper Hatch Street, Dublin 2, D02 FD79, Ireland.

Investor and Media Contacts

Media:
Jack Gordon
Sodali & Co.
T: +61 478 060 363
Investors:
Bill Seymour
T: +1 312 856 7460
E: investors@jameshardie.com